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EXHIBIT 5.1

[KUMMER KAEMPFER BONNER & RENSHAW LETTERHEAD]

December 8, 2003

WATSON PHARMACEUTICALS, INC.
311 Bonnie Circle
Corona, California 92880

Ladies and Gentlemen:

        We have acted as special outside counsel for Watson Pharmaceuticals, Inc., a Nevada corporation (the "Company"), in connection with the registration statement on Form S-8 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to 6,500,000 shares of the Company's common stock, $0.0033 par value per share ("Common Stock"), to be issued in connection with the 2001 Incentive Award Plan, as amended, of Watson Pharmaceuticals, Inc.

        In rendering this opinion, we have examined and relied on the following documents: (i) the Company's Articles of Incorporation, as amended, and Bylaws, as amended, (ii) the resolutions adopted by the Board of Directors of the Company on December 8, 2003, (iii) the Registration Statement, and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the opinion.

        Based upon and subject to the foregoing, in our opinion, the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."

Sincerely,
/s/ KUMMER KAEMPFER BONNER & RENSHAW

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  EXHIBIT 5.1